Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-177996, 333-164690 and 333-163206) on Form S-3 and the registration statements (Nos. 333-115753, 333-149858 and 333-191855) on Form S-8 of Hanmi Financial Corporation (the “Company”) of our reports dated March 17, 2014, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Los Angeles, California

March 17, 2014